Exhibit 5.1

Ashurst Perkins Coie US LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101-3804	T. +1.206.359.8000 F. +1.206.359.9000 ashurstperkinscoie.com

August 4, 2026

Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702-5627

Ladies and Gentlemen:

We have acted as counsel to Idaho Power Company, an Idaho corporation (the “Company”), in connection with the issuance of $200,000,000 in aggregate principal amount of 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O (the “Notes”) in a reopening of the existing series of previously issued and outstanding 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O, pursuant to that certain registration statement on Form S-3 (File No. 333-285140-01) filed on February 21, 2025 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to its first mortgage bonds and unsecured debt securities. The Registration Statement became effective on February 21, 2025. The prospectus dated February 21, 2025 included in the Registration Statement (the “Base Prospectus”) has been supplemented by a prospectus supplement, dated February 26, 2025 relating to $2,100,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, Secured Medium-Term Notes, Series O (the “Prospectus Supplement”) and Pricing Supplement No. 3 (“Pricing Supplement”), dated August 3, 2026, relating to the Notes. The Notes will be issued and sold pursuant to the Selling Agency Agreement, dated February 26, 2025, between the Company and the agents named therein (the “Agency Agreement”), and the Terms Agreement, dated August 3, 2026, between the Company and the purchasers named therein relating to the Notes (the “Terms Agreement”). The Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (the “Trustee”), as supplemented by all indentures supplemental thereto, including the Fifty-third Supplemental Indenture, dated as of February 26, 2025, relating to the Company’s First Mortgage Bonds, Secured Medium-Term Notes, Series O (the “First Mortgage Bond Indenture”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of (a) the Registration Statement, (b) the Base Prospectus, the Prospectus Supplement and the Pricing Supplement (collectively, the “Prospectus”), (c) the Terms Agreement, (d) the First Mortgage Bond Indenture, (e) the Notes, (f) the Restated Articles of Incorporation, as amended, and the Amended Bylaws of the Company, as amended and (g) such other instruments, certificates records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes of this opinion (items (a) through (g) above collectively, the “Transaction Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied on the Transaction Documents. We have assumed that the First Mortgage Bond Indenture has been duly authorized, executed and delivered by the Trustee.

Based upon and subject to the foregoing, we are of the opinion that when the Notes shall have been duly executed and authenticated in accordance with the provisions of the First Mortgage Bond Indenture and delivered and paid for as contemplated in the Agency Agreement, the Terms Agreement and the Prospectus, the Notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees’ and other creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

Our opinion expressed above is limited to the laws of the States of Idaho and New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed August 4, 2026. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ashurst Perkins Coie US LLP

Ashurst Perkins Coie US LLP